Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

RYVYL Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share, issuable under the RYVYL Inc. 2023 Equity Incentive Plan	(1)	Other	2,397,307	$0.2799	$671,006.23	0.0001381	$92.67

Total Offering Amounts:						$671,006.23		92.67
Total Fee Offsets:								0.00
Net Fee Due:								$92.67

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of RYVYL Inc. (the “Company”) that may from time to time be offered or issued to prevent dilution from any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of shares of outstanding Common Stock.

Represents the number of shares of Common Stock reserved for issuance and issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall cover an indeterminate number of shares of Common Stock to be offered or sold pursuant to the 2023 Plan.

Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per Common Stock represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 21, 2025.